UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2006

Structured Obligations Corporation

(Exact name of registrant as specified in its charter)

Delaware	001- 32012	13-3741177
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

270 Park Avenue, New York, New York	10013
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number including area code	(212) 834-6000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

This current report on Form 8-K relates to the Certificates issued by the Select Notes Trust LT 2003-2.

One of the assets held by the Trust is $3,000,000 principal amount of 7.375% Senior Notes issued by Hartford Life, Inc. (the "HLI Notes"). The Hartford Financial Services Group, Inc. (“HSFG”) has launched an offer to exchange each $1,000 principal amount of the HLI Notes for $1,000 principal amount of The Hartford Financial Services Group Inc.’s New Senior Notes due 2041 (the “HSFG Notes”) and cash, as further described in the Prospectus and Consent Solicitation Statement dated September 5, 2006 (the “Exchange Offer”). The HSFG Notes will have different interest payment dates and a different maturity from the HLI Notes being exchanged. As a condition to exchange, consents are solicited to certain indenture amendments which, among other things, would render inapplicable with respect to the HLI Notes, Hartford Life, Inc.'s obligation to file periodic reports under the Securities Exchange Act of 1934.

The Trust Agreement provides, that in the event that the Trustee receives a request from the Depository or an Underlying Securities Issuer for its consent to any amendment, modification or waiver of the Underlying Securities, or any other document thereunder or relating thereto, or receives any other solicitation for any action with respect to any Underlying Securities, the Trustee shall mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of such date. The Trustee shall request instructions from the Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation and shall be protected in taking no action if no direction is received. The Trust Agreement also provides that the Trustee shall at no time vote or consent to any matter which would alter the timing or amount of any then scheduled payment on the Underlying Securities, except with the consent of Certificateholders representing 100% of the aggregate Voting Rights of the Certificates.

Prior to dissemination of a request for instructions, the Trustee received an instruction from a Certificateholder not to exchange the HLI Notes and not to consent to the proposed amendments. As a result, the Trustee shall not exchange the HLI Notes and we shall not consent to the proposed amendments. Notice thereof was given to the Certificateholders on September 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Kelly Absher

Name: Kelly Absher
Title: Authorized Signatory

September 11, 2006